SUBSIDIARIES OF MAGMA COPPER COMPANY


                                         State of           Business
          Name                        Incorporation          Name
- ------------------------------        -------------      -------------

Magma Arizona Railroad Company            Arizona          MARRCO

San Manuel Arizona Railroad Company       Arizona          SMARRCO

Magma Gold Ltd.                           Delaware         Magma Gold

Magma Nevada Mining Company               Delaware         Magma Nevada

Magma Limited Partner Co.                 Delaware         Magma Limited

Magma Metals Company                      Delaware         Magma Metals